EXHIBIT NO. 99.(j) 2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 91 to Registration Statement No. 2-38613 on Form N-1A of our reports, each dated November 14, 2023, relating to the financial statements and financial highlights of MFS Research Fund and MFS Total Return Fund, appearing in the Annual Reports on Form N-CSR of MFS Series Trust V for the year ended September 30, 2023, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm(s) and Financial Statements” and Appendix M – "Recipients of Non-Public Portfolio Holdings on an Ongoing Basis" in the Statement of Additional Information, which are part of such Registration Statement.

Deloitte & Touche LLP
Deloitte & Touche LLP

Boston, Massachusetts

January 24, 2024